2350 North Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY UTILITY SUBSIDIARY FILES
FOR RATE ADJUSTMENT

        Houston, Texas - November 8, 2002...Southwestern Energy Company (NYSE: SWN) announced today that its gas distribution subsidiary, Arkansas Western Gas Company (AWG), filed a request with the Arkansas Public Service Commission (APSC) for an adjustment in its rates totaling $11.0 million, or 9.1%, annually.

        The request for a rate increase is the first AWG has made since 1996. The APSC has ten months to review the filing and reach a decision on the amount of the increase to be approved. As a result, AWG expects that any increase granted would be effective in September 2003.

        "Arkansas Western is constantly working to control costs and delay rate increases as long as possible. In fact, AWG has not increased its rates in over five years. However, the increased cost of doing business now requires an adjustment in rates," stated Harold M. Korell, President and Chief Executive Officer of Southwestern.

        Arkansas Western Gas Company serves approximately 139,000 residential, commercial and industrial customers in northern Arkansas. Southwestern Energy Company is primarily focused on natural gas and is engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

        All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended,

and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the Company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the Company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the Company's control. A discussion of these and other factors affecting the Company's performance is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K/A for the year ended December 31, 2001.

# # #